EXHIBIT 10.1

DMG COMPENSATION SCHEDULE

•	Normal expense reimbursement

•	$50K (evergreen) deposit against which time will be charged at:

•	Richard G. Couch $300/hr

•	Ted Charter $150/hr

•	Georgeanna Ubois $100/hr

•	Gerard Keena $50/hr

•	Other DMG Employees (as needed)

•	Stan Springel $300/hr (RGC backup)

•	Michael Cronin $75/hr

•	Matthew Couch $50/hr